News Release

Ryder System, Inc. Elects Tammy Romo to Its Board of Directors

MIAMI, December 19, 2025—The board of directors of Ryder System, Inc. (NYSE: R) today announces the appointment of Tammy Romo, 63, to its board, effective January 5, 2026. Romo will serve as a member of the Audit and Finance Committees.

“The board nominated Tammy as a director for her impressive results-oriented leadership style, proven ability to provide strategic oversight in complex public company settings, and her deep transportation expertise,” says Ryder Chairman and CEO Robert Sanchez. “Tammy’s experience in delivering value, along with her financial expertise and commitment to stakeholder engagement, are skills that complement our board.”

Before retiring as executive vice president and chief financial officer of Southwest Airlines on April 1, 2025, Romo oversaw all corporate financial functions for more than a decade. Over her 30-year-tenure at Southwest Airlines, Romo was well-regarded as a strategic and results-oriented CFO and governance leader, driving transformation and delivering value for the Fortune 156 transportation company.

Romo’s board experience as an independent director of Tenet Healthcare Corporation (NYSE: THC) since 2015 further underscores her governance expertise.

To learn more about Ryder’s board of directors, please visit: https://investors.ryder.com/

NOTE: A headshot of Romo is available in the Ryder Newsroom and via BusinessWire.

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About Ryder System, Inc.
Ryder System, Inc. (NYSE: R) is a fully integrated port-to-door logistics and transportation company. It provides supply chain, dedicated transportation, and fleet management solutions, including warehousing and distribution, contract packaging and manufacturing, e-commerce fulfillment, last-mile delivery, managed transportation, professional drivers, freight brokerage, cross-border solutions, full-service fleet leasing, maintenance, commercial truck rental, and used vehicle sales to some of the world’s most-recognized brands. Ryder provides services to businesses across more than 20 industries throughout the United States, Mexico, and Canada. In addition, Ryder manages nearly 250,000 commercial vehicles, services fleets at approximately 760 maintenance locations, and operates nearly 300 warehouses encompassing more than 100 million square feet. Ryder is regularly recognized for its industry-leading practices; technology-driven innovations; environmental management; safety, health and security programs; and recruitment and hiring initiatives. www.ryder.com

Media: Amy Federman, afederman@ryder.com
Investor Relations: Calene Candela, ccandela@ryder.com

Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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